Exhibit 99.1

DRS Technologies Reports Record Fourth Quarter and Fiscal 2008

PARSIPPANY, N.J.--(BUSINESS WIRE)--DRS Technologies, Inc. (NYSE: DRS) today reported record financial results for the fiscal 2008 fourth quarter and year, which ended March 31, 2008. Results for both periods included higher revenues, operating income, net earnings and earnings per share than the same periods a year earlier. For fiscal 2008, the company secured a record $3.86 billion in new contract awards and ended the period with funded backlog of $3.61 billion.

“DRS completed fiscal 2008 with record financial results across the board for the fourth quarter, including a new high for a fourth quarter in organic revenue growth and robust bookings,” said Mark S. Newman, chairman, president and chief executive officer of DRS Technologies. “Record new orders during the period reflected the continued strong demand for DRS’s products and services. The company’s performance for the fiscal year was excellent, advancing significantly year over year and positioning the company well, as we entered the first quarter of fiscal 2009.”

Fiscal 2008 Fourth Quarter Results

Fiscal 2008 fourth quarter net earnings of $54.9 million were significantly higher than net earnings of $22.0 million reported for the fourth quarter of fiscal 2007, as restated. (For information on the fiscal 2007 fourth quarter restatement, see the section entitled “Fiscal 2007 Adjustment” later in this news release.)

Diluted earnings per share (EPS) of $1.32 for the fiscal 2008 fourth quarter were more than double diluted EPS of $0.54 posted for last year’s fourth quarter and were based on 41.6 million weighted average diluted shares outstanding, compared with 41.1 shares for the same period a year earlier.

Consolidated revenues for the fourth quarter of fiscal 2008 were $939.4 million, 18 percent above revenues of $798.9 million for the same period last year. Record fourth quarter revenues were attributable entirely to organic growth.

Operating income of $108.3 million for the last three months of fiscal 2008 was 89 percent above $57.2 million for the same quarter in the previous fiscal year. Contributing to the fiscal 2008 fourth quarter increase was higher overall revenue generation, with profitability rising in each of the company’s operating segments.

The company’s operating margin (operating income as a percentage of revenues) for the fiscal 2008 fourth quarter was a strong 11.5 percent, compared with 7.2 percent for fiscal 2007.

Earnings before interest, taxes, depreciation and amortization (EBITDA) of $128.1 million for the fiscal 2008 fourth quarter were 68 percent higher than EBITDA of $76.1 million for the last quarter of fiscal 2007. EBITDA as a percentage of revenues was 13.6 percent, compared with 9.5 percent for last year’s fourth quarter.

Interest and related expenses for the fourth quarter of fiscal 2008 were $26.2 million, 10 percent lower than $29.1 million for the same period a year earlier. The decrease was due primarily to lower average borrowings outstanding, reflecting the company’s focus on reducing debt, which was $1.63 billion at the end of the fiscal year, 9 percent lower than a year earlier.

The effective income tax rate for the fourth quarter of fiscal 2008 was approximately 33 percent, compared with approximately 21 percent for the same period last fiscal year. The effective income tax rates for the fourth quarter of fiscal 2008 and fiscal 2007 were positively impacted by the recording of $2.5 million and $5.0 million, respectively, in discrete cumulative tax benefits, primarily related to the reversal of a valuation allowance on previously unrecognized losses at the company’s U.K. operation in the fourth quarter of fiscal 2008 and to export sales under the Extraterritorial Income (ETI) exclusion in the fourth quarter of fiscal 2007.

Net cash provided by operating activities for the fourth quarter of fiscal 2008 was $92.9 million, compared with $133.6 million reported for the fiscal 2007 fourth quarter. Free cash flow (net cash provided by operating activities less capital expenditures) was $70.4 million for the fourth quarter of fiscal 2008, compared with $115.8 million for the same quarter in the prior fiscal year. Lower free cash flow in the fiscal 2008 fourth quarter was the result of the company’s efforts to achieve more consistency in free cash flow performance in each quarter throughout the fiscal year. Capital expenditures for the last quarter of fiscal 2008 were $22.5 million, compared with $17.8 million for same quarter in the prior fiscal year.

New Contract Awards and Backlog

DRS secured $956.2 million in new orders for products and services during the fourth quarter of fiscal 2008, 39 percent higher than $688.9 million in bookings for the same quarter last year. Funded backlog at March 31, 2008 of $3.61 billion was 19 percent above funded backlog of $3.04 billion at the end of last fiscal year.

The company’s C4I Segment booked a quarterly record of $310.9 million in new contracts during the fourth quarter of fiscal 2008, including:

• $75 million to provide data collection, secure communications and processing equipment, including tactical radios, receivers, tuners, antennae, signal processing systems and recorders primarily supporting government intelligence agencies;

• $62 million to provide Naval and industrial power products primarily associated with U.S. Navy electric drive, control and distribution systems, Navy nuclear reactor power monitoring systems for aircraft carriers, other surface ships and submarines;

• $62 million primarily for battlefield digitization systems, the largest order associated with a new U.S. Army Joint Battle Command-Platform (JBC-P) contract related to the Force XXI Battle Command, Brigade and Below (FBCB2) Blue Force Tracking program;

• $34 million for weapon control systems, and test and training services, the largest orders associated with aircraft cargo handling systems, international air combat training systems and shipboard vertical weapons launch controls;

• $28 million for vehicle electronic test, energy management, diagnostics and prognostics systems, the largest awards associated with the M1A1 Abrams Integrated Management (AIM) and Direct Support Electrical System Test Sets (DSESTS) programs; and

• $28 million for a range of command, control and communications (C3) systems, the most significant order associated with surface ship radar systems.

New contracts awarded to the company’s RSTA Segment during the fourth quarter of fiscal 2008 were a quarterly record at $234.8 million and included:

• $115 million to produce thermal sighting systems utilizing uncooled infrared technology for soldier systems and other portable applications, the largest awards associated with the U.S. Army’s Driver Vision Enhancers (DVE) and Thermal Weapon Sights (TWS) II programs;

• $65 million for ground-based thermal imaging systems, the largest orders associated with ground vehicle electro-optical systems for the U.S. Army’s Improved Bradley Acquisition System (IBAS) and Horizontal Technology Integration programs;

• $24 million to provide airborne thermal imaging systems, threat warning detectors and Forward Looking Infrared (FLIR) sensors, the most significant contracts related to the Directional Infrared Countermeasures (DIRCM) program, Mast Mounted Sights installed on the OH-58D Kiowa Warrior helicopters and sensors for the Apache helicopter program; and

• $19 million for advanced technologies, including infrared technologies used in modules and engines, remote sensing, and work supporting the Airborne Standoff Minefield Detection System (ASTAMIDS) and Future Combat System programs.

For the fourth quarter of fiscal 2008, the company’s Sustainment Systems Segment booked contracts valued at a quarterly record of $183.3 million, including:

• $85 million for mobile ground support defense systems, the largest orders related to roof assemblies for the Mine Resistant Ambush Protected (MRAP) vehicles, Knight Precision Targeting Systems and Tunner aircraft Cargo Loader/Transporter equipment;

• $65 million for power generators and power supplies, the largest awards associated with Tactical Quiet Generators (TQG) for military operations; and

• $12 million for environmental control systems, the largest order to provide ground control stations for U.S. Air Force Predator Unmanned Aerial Vehicles.

The company’s Technical Services Segment booked contracts valued at a quarterly record of $227.2 million during the fiscal 2008 fourth quarter, including:

• $191 million for communications products and services, including telecommunications, satellite communications, network administration and technical support services for military and government intelligence applications. The largest awards were associated with the Multi-National Forces–Iraq (MNF-I) program and the Space and Naval Warfare Systems Command; and

• $25 million for engineering and logistics support services, including contracts associated with the U.S. Coast Guard and U.S. Air Force for aircraft and aeronautical equipment maintenance, overhaul and modifications.

Balance Sheet Highlights

At March 31, 2008, the company had $86.3 million in cash and cash equivalents, compared with $95.8 million at March 31, 2007. The company prepaid approximately $150 million in cash of its long-term debt during fiscal 2008.

Total debt at March 31, 2008 was $1.63 billion, 9 percent lower than $1.79 billion at March 31, 2007. Net debt (total debt less cash and cash equivalents) was $1.55 billion at March 31, 2008, compared with $1.69 billion at March 31, 2007. The company had no borrowings against its revolving credit facility at March 31, 2008. Stockholders’ equity increased 14 percent to $1.68 billion at the end of fiscal 2008, compared with $1.48 billion at March 31, 2007.

Fiscal 2008 Results

For fiscal 2008, the company reported net earnings of $165.8 million, 60 percent higher than $103.6 million last fiscal year, as restated. (For information on the fiscal 2007 restatement, see the section entitled “Fiscal 2007 Adjustment” later in this news release.)

Fiscal 2008 diluted EPS of $4.00 were 57 percent above the $2.54 reported last fiscal year and were based on 41.4 million weighted average diluted shares outstanding, compared with 40.8 million shares for fiscal 2007.

Consolidated revenues of $3.30 billion for fiscal 2008 were 17 percent higher than revenues of $2.82 billion for last fiscal year. The increase was attributable entirely to strong organic growth in each of the company’s four operating segments.

Fiscal 2008 operating income of $360.4 million was 33 percent above $270.7 million reported for fiscal 2007. The company’s operating margin for fiscal 2008 was 10.9 percent, compared with 9.6 percent for fiscal 2007.

EBITDA was $436.1 million for fiscal 2008, 26 percent higher than EBITDA of $345.6 million for the fiscal 2007. Fiscal 2008 EBITDA as a percentage of revenues was 13.2 percent, compared with 12.3 percent last year.

Interest and related expenses for fiscal 2008 decreased 8 percent to $110.4 million, from $119.9 million a year ago. The decrease was due primarily to lower average borrowings outstanding.

The effective income tax rate for fiscal 2008 was approximately 34 percent, compared with approximately 31 percent for last fiscal year. The tax rates in both years were positively impacted by the recording of discrete cumulative tax benefits: $6.7 million in fiscal 2008 and $11.6 million in fiscal 2007.

Net cash provided by operating activities for fiscal 2008 was $211.5 million, 8 percent higher than $195.2 million reported for fiscal 2007. Free cash flow was $140.1 million for fiscal 2008, slightly higher than $139.3 million in the prior fiscal year. Capital expenditures for fiscal 2008 were $71.4 million, compared with $55.9 million for last year.

Fiscal 2008 and Fourth Quarter Segment Results

C4I Segment

For the fourth quarter of fiscal 2008, DRS’s C4I Segment generated revenues of $393.9 million, up 20 percent from $327.7 million reported for the fourth quarter of fiscal 2007. Higher revenues were due to increases primarily in the segment’s tactical computer systems and Driver Vision Enhancer A-Kits product lines. Operating income during the three-month period was $46.1 million, a 10 percent improvement over operating income of $42.0 million for the last quarter of the prior fiscal year, reflecting an 11.7 percent operating margin. New orders received during the fiscal 2008 three-month period were valued at $310.9 million, 21 percent above $256.3 million in bookings for the last quarter of fiscal 2007.

For fiscal 2008, the C4I Segment generated record revenues of $1.34 billion, 17 percent above $1.14 billion posted for fiscal 2007. Higher revenues were due to increases primarily in the segment’s tactical computer systems, Driver Vision Enhancer A-Kits, intelligence, and vehicle test and diagnostics product lines, and increases in the manufacture of U.S. Navy display systems. Operating income was $151.1 million, a 16 percent improvement over operating income of $130.0 million for last fiscal year, reflecting an 11.3 percent operating margin. Record new orders received during fiscal 2008 were valued at $1.52 billion, up 19 percent from a year ago, which contributed to funded backlog of $1.32 billion at March 31, 2008, 18 percent higher than backlog at the end of last fiscal year.

RSTA Segment

The company’s Reconnaissance, Surveillance & Target Acquisition (RSTA) Segment generated $232.6 million in revenues for the last quarter of fiscal 2008, 37 percent above the $169.4 million posted for the same quarter a year ago. The increase was attributable to higher shipments in the segment’s ground vehicle and airborne sighting and targeting systems, Driver Vision Enhancer B-Kits, sensors and TWS II product lines. The segment posted $26.1 million in operating income, reflecting an 11.2 percent operating margin, compared with a $14.6 million loss for the same period a year earlier due to $40.3 million in pretax charges taken on the Thermal Weapon Sights II program. Record new orders of $234.8 million during the last three months of fiscal 2008 were a substantial 86 percent higher than bookings of $126.2 million for same period last fiscal year.

Fiscal 2008 revenues of $781.6 million generated by the company’s RSTA Segment were 30 percent higher than a year ago. The rise in revenues was due to increased shipments in the same product lines mentioned above. The segment generated $85.4 million in operating income, more than double the $31.8 million reported a year earlier, reflecting a 10.9 percent operating margin. Fiscal 2007 profitability for the segment was impacted by the fourth quarter charges, mentioned above. Record new orders of $989.0 million during fiscal 2008, up 8 percent from last fiscal year, contributed to funded backlog of $1.21 billion at March 31, 2008, 19 percent higher than a year earlier.

Sustainment Systems Segment

For the fourth quarter of fiscal 2008, DRS’s Sustainment Systems Segment generated revenues of $141.2 million, a 17 percent increase above $120.5 million in revenues for the last quarter of fiscal 2007. The increase in sales was attributable to the higher shipments in the segment’s power generators, heavy ammunition trailers, roof assemblies for the Mine Resistant Ambush Protected (MRAP) vehicles and environmental control systems product lines. The segment’s operating income of $21.0 million for the quarter was a 19 percent improvement over the $17.6 million reported for the same quarter last year, and reflected a strong 14.9 percent operating margin. The segment secured new contracts valued at $183.3 million during the final quarter of fiscal 2008, a substantial 70 percent above bookings for last year’s fourth quarter.

The Sustainment Systems Segment reported a 24 percent rise in revenues to $495.3 million for fiscal 2008, compared with $400.8 million in the prior year. The increase in sales was the result of higher shipments primarily associated with the same products lines mentioned above. The segment’s operating income was $72.0 million for the fiscal year, up 21 percent from $59.3 million last year, reflecting a 14.5 percent operating margin. The Sustainment Systems Segment secured new contracts valued at a record $545.9 million during the fiscal 2008, a 7 percent increase over last year, and posted funded backlog of $552.7 million at March 31, 2008, 14 percent higher than backlog of $485.5 million at the same a year ago.

Technical Services Segment

DRS’s Technical Services Segment reported revenues of $171.7 million for the fourth quarter of fiscal 2008, compared with $181.3 million in sales for the same quarter last year. Lower revenues in the fourth quarter of fiscal 2008 were due primarily to decreases in engineering and logistics and asset protection services during the period. Operating income of $15.2 million for the quarter was up 21 percent from $12.6 million for the same period a year earlier, reflecting an operating margin of 8.9 percent, 29 percent higher than the 6.9 percent operating margin last year. Stronger profitability in the fiscal 2008 fourth quarter was due primarily to the segment’s military communications products and services lines. New orders received in last quarter of fiscal 2008 for the segment were valued at $227.2 million, 14 percent higher than $198.8 million in new contracts captured during the same quarter of fiscal 2007.

The company’s Technical Services Segment reported fiscal 2008 revenues of $683.4 million, up slightly from $681.2 million in sales for last year. Operating income of $52.6 million for the fiscal year was up 7 percent from $49.2 million a year earlier, and reflected an operating margin of 7.7 percent, compared with 7.2 percent last year. Higher fiscal 2008 revenues and profitability were due primarily to the segment’s military communications products and services lines, and engineering and logistics support services lines. New orders received in fiscal 2008 were valued at $803.1 million, slightly higher than bookings of $781.1 million secured in fiscal 2007. The segment’s fiscal 2008 year-end funded backlog was $520.9 million, up 26 percent from backlog of $414.7 million at the same time last year.

Fiscal 2007 Adjustment

Following discussions with the staff of the U.S. Securities and Exchange Commission (SEC) and reviews of the estimates and judgments made by the company relating to the Thermal Weapon Sights (TWS) II program, the company removed the $36.8 million pretax charge ($23.2 million after taxes, or $0.56 per share) previously taken in the first quarter of fiscal 2008 and instead recorded it in the fourth quarter of fiscal 2007. Accordingly, the company’s previously filed consolidated financial statements for the fiscal year ended March 31, 2007 and quarterly consolidated financial statements for the three-month period ended June 30, 2007 will be restated in DRS’s annual report to be filed on Form 10-K for fiscal 2008, ended March 31, 2008. For the fiscal 2008 and 2007 two-year period in aggregate, there were no changes to operating income or net earnings.

Definitive Merger Agreement

As announced on May 12, 2008, Finmeccanica S.p.A. and DRS Technologies, Inc. jointly signed a definitive merger agreement for Finmeccanica to acquire all of the outstanding stock of DRS Technologies for $81.00 per share in cash in a transaction valued at approximately $5.2 billion, including $1.2 billion in net debt, following the conversion of DRS’s convertible notes.

“The premium provided through this acquisition will provide attractive returns for our stockholders,” said Mr. Newman. “Our strong growth over the past several years and the investment in DRS this transaction represents will help the combined company bid and capture larger-scale programs in the U.S. and abroad, accelerating our growth, supporting an increased emphasis on research and development, and expanding opportunities at our facilities in the U.S.”

Under the terms of the agreement, Finmeccanica’s existing U.S. defense electronics operations will be merged with DRS, and DRS will head Finmeccanica’s U.S. defense electronics operations. The agreement proposes that DRS operate as a wholly-owned, stand-alone subsidiary with its current management and existing headquarters under a Special Security Agreement (S.S.A.) with an independent board of directors comprised predominantly of U.S. citizens.

The transaction, which has been unanimously approved by the boards of directors of both companies, is expected to close during the fourth quarter of 2008. It is subject to approval by DRS stockholders, the receipt of regulatory approvals and other closing conditions, including reviews by U.S. antitrust authorities, the Committee on Foreign Investment in the United States (CFIUS) and the Defense Security Service (DSS).

Headquartered in Italy, Finmeccanica is a leading global high-technology company with core competencies in the design and manufacture of helicopters, civil and military aircraft, aero structures, satellites, space infrastructure, missiles, defense electronics and security. The company employs more than 60,000 people worldwide. Finmeccanica North America employs more than 2,100 employees at 32 sites across the U.S.

DRS Technologies, headquartered in Parsippany, New Jersey, is a leading supplier of integrated products, services and support to military forces, intelligence agencies and prime contractors worldwide. The company employs approximately 10,000 people.

For more information about DRS Technologies, please visit the company’s web site at www.drs.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management's beliefs and assumptions, current expectations, estimates and projections. Such statements, including statements relating to DRS Technologies’ expectations for future financial performance, are not considered historical facts and are considered forward-looking statements under the federal securities laws. These statements may contain words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “could,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible” or similar expressions. These statements are not guarantees of the Company’s future performance and are subject to risks, uncertainties and other important factors that could cause actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements and include, without limitation, demand and competition for the Company’s products and other risks or uncertainties detailed in the Company’s Securities and Exchange Commission filings. Given these uncertainties, you should not rely on forward looking statements. Such forward-looking statements speak only as of the date on which they were made, and the Company undertakes no obligations to update any forward-looking statements, whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT: DRS intends to file with the U.S. Securities and Exchange Commission a proxy statement to stockholders of DRS and other relevant documents in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF DRS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FINMECCANICA, DRS AND THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of these materials (when they are available) and other documents filed with the U.S. Securities and Exchange Commission at the U.S. Securities and Exchange Commission’s web site at http://www.sec.gov. A free copy of the proxy statement, when it becomes available, also may be obtained from DRS Technologies, 5 Sylvan Way, Parsippany, N.J. 07054, Attention: Investor Relations. Investors and security holders may access copies of the documents filed with the U.S. Securities and Exchange Commission by DRS on its web site at http://ir.drs.com.

PARTICIPANTS IN SOLICITATION: Finmeccanica, DRS and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from their respective stockholders with respect to the proposed transaction. Information regarding DRS’ directors and executive officers is available in its proxy statement filed with the U.S. Securities and Exchange Commission by DRS on July 3, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained the proxy statement and other relevant materials to be filed with the U.S. Securities and Exchange Commission when they become available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This communication is not an offer for sale of any securities in the United States. Securities may not be offered or sold in the United States absent registration or an exemption from registration under the U.S. Securities Act of 1933, as amended, and the rules and regulations thereunder. Finmeccanica has not registered and does not intend to register any portion of any offering of securities in the United States or to conduct a public offering of any securities in the United States.

DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS DATA (UNAUDITED)
(Millions Except Earnings per Share)

	Three Months Ended March 31,
	2008	2007
Revenues	$939.4	$798.9
Costs and Expenses	$831.1	$741.7
Operating Income[2,5]	$108.3	$57.2
Interest and Related Expenses	$26.2	$29.1
Earnings before Income Taxes	$81.5	$27.8
Income Tax Expense	$26.6	$5.8
Net Earnings[2,3,5,6]	$54.9	$22.0
Earnings per Share:
Basic[2,3,5,6]	$1.35	$.55
Diluted[2,3,5,6]	$1.32	$.54
Weighted Average Number of Shares of Common Stock Outstanding:
Basic	40.8	40.2
Diluted	41.6	41.1

	Year Ended March 31,
	2008	2007
Revenues	$3,295.4	$2,821.1
Costs and Expenses	$2,935.0	$2,550.4
Operating Income[1,2,5]	$360.4	$270.7
Interest and Related Expenses	$110.4	$119.9
Earnings before Income Taxes	$249.5	$150.3
Income Tax Expense	$83.8	$46.7
Net Earnings[1,2,4,5,7]	$165.8	$103.6
Earnings per Share:
Basic[1,2,4,5,7]	$4.08	$2.60
Diluted[1,2,4,5,7]	$4.00	$2.54
Weighted Average Number of Shares of Common Stock Outstanding:
Basic	40.6	39.9
Diluted	41.4	40.8

1	Fiscal 2008 operating income includes the positive impact of $12.1 million in pretax curtailment gains from one of the Company's benefit plans, which resulted in an after-tax gain to net earnings of $7.7 million, or $0.19 per share.

2	Fiscal 2008 and fourth quarter results include the adverse impact of a $6.6 million pretax charge to operating income on the Thermal Weapon Sights II program, which resulted in an after-tax charge of $4.2 million to net earnings, or $0.10 per share.

3	Fiscal 2008 fourth quarter net earnings and earnings per share include $2.5 million and $0.06, respectively, in discrete cumulative tax benefits.

4	Fiscal 2008 net earnings and earnings per share include $6.7 million and $0.16, respectively, in discrete cumulative tax benefits.

5	Fiscal 2007 and fourth quarter results were restated to include the adverse impact of $40.3 million in pretax charges to operating income ($36.8 million of which was moved from the first quarter of fiscal 2008) on the Thermal Weapon Sights II program, resulting in after-tax charges of $25.7 million ($23.2 million of which was moved from the first quarter of fiscal 2008) to net earnings, or $0.63 per share.

6	Fiscal 2007 fourth quarter net earnings and earnings per share include $5.0 million and $0.12, respectively, in discrete cumulative tax benefits.

7	Fiscal 2007 net earnings and earnings per share include $11.6 million and $0.28, respectively, in discrete cumulative tax benefits.
DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
($ Millions)

	Three Months Ended March 31,
	2008	2007
Reconciliation of Non-GAAP Financial Data:
Net Earnings[1,2,3,4,5]	$54.9	$22.0
Income Taxes	26.6	5.8
Interest Income	(0.5)	(0.4)
Interest and Related Expenses	26.2	29.1
Amortization and Depreciation	20.9	19.6
EBITDA[6]	$128.1	$76.1
Income Taxes	(26.6)	(5.8)
Interest Income	0.5	0.4
Interest and Related Expenses	(26.2)	(29.1)
Deferred Income Taxes	1.0	(3.6)
Changes in Assets and Liabilities, Net of Effects from Business Combinations and Divestitures	10.7	90.5
Other, Net	5.4	5.1
Net Cash Provided by Operating Activities	$92.9	$133.6
Capital Expenditures	(22.5)	(17.8)
Free Cash Flow[7]	$70.4	$115.8

	Year Ended March 31,
	2008	2007
Reconciliation of Non-GAAP Financial Data:
Net Earnings[1,2,3,4,5]	$165.8	$103.6
Income Taxes	83.8	46.7
Interest Income	(2.1)	(1.3)
Interest and Related Expenses	110.4	119.9
Amortization and Depreciation	78.2	76.7
EBITDA[6]	$436.1	$345.6
Income Taxes	(83.8)	(46.7)
Interest Income	2.1	1.3
Interest and Related Expenses	(110.4)	(119.9)
Deferred Income Taxes	17.2	(0.6)
Changes in Assets and Liabilities, Net of Effects from Business Combinations and Divestitures	(60.5)	(3.0)
Other, Net	10.8	18.5
Net Cash Provided by Operating Activities	$211.5	$195.2
Capital Expenditures	(71.4)	(55.9)
Free Cash Flow[7]	$140.1	$139.3

1	Fiscal 2008 and fourth quarter net earnings include the adverse impact of a $4.2 million after-tax charge on the Company's Thermal Weapon Sights II program.

2	Fiscal 2008 and fourth quarter net earnings include $6.7 million and $2.5 million, respectively, in discrete cumulative tax benefits.

3	Fiscal 2008 net earnings include the positive impact of $7.7 million in after-tax curtailment gains from one of the Company's benefit plans.

4	Fiscal 2007 and fourth quarter net earnings include $11.6 million and $5.0 million, respectively, in discrete cumulative tax benefits.

5	Fiscal 2007 and fourth quarter net earnings were restated to include after-tax charges of $25.7 million ($23.2 million of which was moved from the first quarter of fiscal 2008) on the Thermal Weapon Sights II program.

6	The Company defines EBITDA as net earnings before net interest and related expenses (primarily the amortization and write-off of debt premium and issuance costs), income taxes, depreciation and amortization. The Company believes that the most directly comparable GAAP financial measure to EBITDA is net cash provided by operating activities. The preceding tables present the components of EBITDA and a reconciliation of EBITDA to net cash provided by operating activities. EBITDA is presented as additional information because we believe it to be a useful indicator of an entity's debt capacity and its ability to service its debt. EBITDA is not a substitute for operating income, net earnings or net cash flows provided by operating activities, as determined in accordance with generally accepted accounting principles. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, business acquisitions and capital expenditures and pay its income taxes. Rather, EBITDA is one potential indicator of an entity's ability to fund these cash requirements. EBITDA also is not a complete measure of an entity's profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses, and income taxes. EBITDA, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define EBITDA in the same manner.

7	The Company discloses free cash flow because the Company believes that it is a measurement of cash flow generated that is available for investing and financing activities. Free cash flow is defined as net cash provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying outstanding debt and investing cash to acquire businesses, and making other strategic investments. Thus, key assumptions underlying free cash flow are that the Company will be able to refinance its existing debt when it matures with new debt, and that the Company will be able to finance any new acquisitions it makes by raising new debt or equity capital. Free cash flow, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.

DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (UNAUDITED)
(Millions Except Earnings per Share)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2008	2007	2008	2007
Operating Income	$108.3	$57.2	$360.4	$270.7
Pretax Operating Charge[1,4]	6.6	40.3	6.6	40.3
Pretax Curtailment Gains[2]	-	-	(12.1)	-
Adjusted Operating Income[6]	$114.9	$97.5	$354.9	$311.0

Net Earnings	$54.9	$22.0	$165.8	$103.6
After-Tax Charge[1,4]	4.2	25.7	4.2	25.7
After-Tax Curtailment Gains[2]	-	-	(7.7)	-
Discrete Cumulative Tax Benefits[3,5]	(2.5)	(5.0)	(6.7)	(11.6)
Adjusted Net Earnings[6]	$56.6	$42.7	$155.6	$117.7

Diluted Earnings per Share	$1.32	$.54	$4.00	$2.54
After-Tax Charge[1,4]	.10	.63	.10	.63
After-Tax Curtailment Gains[2]	-	-	(.19)	-
Discrete Cumulative Tax Benefits[3,5]	(.06)	(.12)	(.16)	(.28)
Adjusted Diluted Earnings per Share[6]	$1.36	$1.05	$3.75	$2.89

1	Fiscal 2008 and fourth quarter results include the adverse impact of a $6.6 million pretax charge to operating income on the Thermal Weapon Sights II program, which resulted in an after-tax charge of $4.2 million to net earnings, or $0.10 per diluted share.

2	Fiscal 2008 operating income includes the positive impact of $12.1 million in pretax curtailment gains from one of the Company's benefit plans, which resulted in after-tax gains to net earnings of $7.7 million, or $0.19 per diluted share.

3	Fiscal 2008 and fourth quarter net earnings include discrete cumulative tax benefits of $6.7 million, or $0.16 per diluted share, and $2.5 million, or $0.06 per diluted share, respectively.

4	Fiscal 2007 and fourth quarter results were restated to include the adverse impact of $40.3 million in pretax charges ($36.8 million of which was moved from the first quarter of fiscal 2008) on the Thermal Weapon Sights II program, which resulted in an after-tax charge of $25.7 million ($23.2 million of which was moved from the first quarter of fiscal 2008) to net earnings, or $0.63 per diluted share.

5	Fiscal 2007 and fourth quarter net earnings include discrete cumulative tax benefits of $11.6 million, or $0.28 per diluted share, and $5.0 million, or $0.12 per diluted share, respectively.

6	The Company discloses adjusted operating income, adjusted net earnings and adjusted diluted EPS excluding the impact of charges, gains and discrete tax benefits because the charges, gains and tax benefits included in GAAP operating income, net earnings and diluted EPS may not be indicative of ongoing operational results or may affect the comparability of results between periods. The Company believes that the non-GAAP measures provide additional and meaningful assessments of the Company's ongoing operating performance. The Company believes that the most directly comparable GAAP financial measures to adjusted operating income, adjusted net earnings and adjusted diluted EPS are operating income, net earnings and diluted EPS, and that adjusted operating income, adjusted net earnings and adjusted diluted EPS are not substitutes for the comparable GAAP amounts. Adjusted operating income, adjusted net earnings and adjusted diluted EPS, as we define them, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define adjusted operating income, adjusted net earnings and adjusted diluted EPS in the same manner.
DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
FOURTH QUARTER SEGMENT RESULTS (UNAUDITED)
($ Millions)

	Three Months Ended March 31,
	2008	2007
Revenues
C4I Segment	$393.9	$327.7
RSTA Segment	232.6	169.4
Sustainment Systems Segment	141.2	120.5
Technical Services Segment	171.7	181.3
Consolidated	$939.4	$798.9

Operating Income (Loss)
C4I Segment	$46.1	$42.0
RSTA Segment[1]	26.1	(14.6)
Sustainment Systems Segment	21.0	17.6
Technical Services Segment	15.2	12.6
Other	(0.1)	(0.4)
Consolidated	$108.3	$57.2

Operating Margin
C4I Segment	11.7%	12.8%
RSTA Segment[1]	11.2%	(8.6)%
Sustainment Systems Segment	14.9%	14.7%
Technical Services Segment	8.9%	6.9%
Consolidated	11.5%	7.2%

Bookings
C4I Segment	$310.9	$256.3
RSTA Segment	234.8	126.2
Sustainment Systems Segment	183.3	107.6
Technical Services Segment	227.2	198.8
Consolidated	$956.2	$688.9

Backlog
C4I Segment	$1,321.2	$1,121.6
RSTA Segment	1,212.4	1,016.1
Sustainment Systems Segment	552.7	485.5
Technical Services Segment	520.9	414.7
Consolidated	$3,607.2	$3,037.9
1	Fiscal 2007 fourth quarter results were restated to include the adverse impact of $40.3 million in pretax charges ($36.8 million of which was moved from the first quarter of fiscal 2008) on the Thermal Weapon Sights II program.

DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
FISCAL YEAR SEGMENT RESULTS (UNAUDITED)
($ Millions)

	Year Ended March 31,
	2008	2007
Revenues
C4I Segment	$1,335.1	$1,139.5
RSTA Segment	781.6	599.6
Sustainment Systems Segment	495.3	400.8
Technical Services Segment	683.4	681.2
Consolidated	$3,295.4	$2,821.1

Operating Income (Loss)
C4I Segment	$151.1	$130.0
RSTA Segment[1]	85.4	31.8
Sustainment Systems Segment[2]	72.0	59.3
Technical Services Segment	52.6	49.2
Other	(0.7)	0.4
Consolidated	$360.4	$270.7

Operating Margin
C4I Segment	11.3%	11.4%
RSTA Segment[1]	10.9%	5.3%
Sustainment Systems Segment[2]	14.5%	14.8%
Technical Services Segment	7.7%	7.2%
Consolidated	10.9%	9.6%

Bookings
C4I Segment	$1,524.0	$1,281.6
RSTA Segment	989.0	917.9
Sustainment Systems Segment	545.9	508.6
Technical Services Segment	803.1	781.1
Consolidated	$3,862.0	$3,489.2

Backlog
C4I Segment	$1,321.2	$1,121.6
RSTA Segment	1,212.4	1,016.1
Sustainment Systems Segment	552.7	485.5
Technical Services Segment	520.9	414.7
Consolidated	$3,607.2	$3,037.9
1	Fiscal 2007 results were restated to include the adverse impact of $40.3 million in pretax charges ($36.8 million of which was moved from the first quarter of fiscal 2008) in the fourth quarter on the Thermal Weapon Sights II program.

2	Fiscal 2008 results include the positive impact of $12.1 million in pretax curtailment gains from one of the Company's benefit plans.

DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)
($ Thousands)

	March 31,	March 31,
	2008	2007
Assets
Cash and Cash Equivalents	$86,251	$95,833
Other Current Assets	1,139,304	1,004,203
Total Current Assets	1,225,555	1,100,036
Property, Plant and Equipment, Net	255,677	231,206
Goodwill, Intangibles and Other Assets	2,834,803	2,857,842
Total Assets	$4,316,035	$4,189,084

Liabilities and Stockholders' Equity
Current Installments of Long-Term Debt	$5,384	$5,161
Accounts Payable and Other Current Liabilities	865,409	763,233
Total Current Liabilities	870,793	768,394
Long-Term Debt, Excluding Current Installments	1,627,468	1,783,046
Other Liabilities	134,168	158,682
Stockholders' Equity	1,683,606	1,478,962
Total Liabilities and Stockholders' Equity	$4,316,035	$4,189,084

CONTACT:
DRS Technologies, Inc.
Patricia M. Williamson, 973-898-1500